Exhibit 99.1

March 20, 2023

Dear Valued Shareholders,

Today, we initiated the process to increase the Company’s authorized shares from 6 billion to 7.25 billion. This amount of shares may be sufficient to fund operations and growth until the Company reaches positive cash flow. The Company will continue to fund operations using equity and debt instruments as well as diluting the CEO’s equity percentage.

It is essential to note that this increase in authorized shares does not automatically result in the issuance of new shares. Any decision to issue new shares will be made based on a careful evaluation of the Company’s strategic objectives and the best interests of our shareholders.

We view an authorized share increase similarly to how VC-funded tech start-ups pursue Series A, B, and C funding rounds. In each case, investors can increase or decrease their investment and equity, depending on the specifics of their agreements. This scenario shares similarities with OTC companies raising their authorized shares.

The Company’s largest single cost line item is team related costs. We have forecasted and budgeted to support 93 team members. Team member costs presently run between 50% and 70% of all total monthly expenditures, which are in line with other tech startups.

The Company has prepared forecasts that outline a range of capital investment strategies that can result in positive cash flow by December 31, 2024, no assurances of which can be made. This range fluctuates based on variables we can influence and those beyond our control.

Management believes it can significantly influence these variables that include but are not limited to:

1.

Solutions, design, and direction: These decisions impact costs and are made over several years. For example, the development and evolution of ROSA from ROSA ‘1’ to ‘180’ to ‘3.0’ to ‘3.1’ and soon, to ‘4.0’. Each iteration was deemed critical by management to maintain technological leads and provide value to end-users. This approach extends to all RAD products, requiring capital to perform and being considered vital.

2.	Effort and productivity levels: Management strives to ensure maximum productivity from all team members by fostering a work culture that encourages strong relationships between team members and departments while maintaining a focus on the mission.
3.	Mission focus: Decisions that lead to a complete ‘RADTown’ where clients can have a single source for all their physical security needs, including hardware solutions like ROSA™, AVA™, RIO™, ROAMEO™, and RADDOG™, as well as software solutions such as RADSOC™ and RAD Light My Way™.
4.	Communication with investors and timely SEC filings: By managing the company properly, we can ensure the best chances for compliance. Our recent record demonstrates our competence in this area.

Artificial Intelligence Technology Solutions Inc.

info@aitx.ai ● www.aitx.ai ● 10800 Galaxie Avenue, Ferndale, Michigan 48220

The costs and the milestones that the company needs to achieve to attain the objective of positive cash flow are somewhat influenced by these items, most notably the work required to fulfill the mission’s vision of solutions.

Management believes it has some influence on these variables that include but are not limited to:

1.	Sales process and order receipt timing: Client organizations often move at different speeds, and our skilled sales team has developed a process for navigating this. Shortening the sales cycle helps us achieve improved financial results and achieve positive cash flow more quickly.
2.	Clients’ willingness to publicize their deployments: Many clients prefer not to discuss security processes and procedures, impacting our ability to share progress with the investment community. We work diligently to seek permission and expect more clients to go public this fiscal year.

Management believes the following variables are beyond its influence, including but not limited to:

1.	General economic conditions: Investor confidence in the economy affects trading activity, which can adversely impact the Company.
2.	Management plans to work within its forecasts, adjusting as necessary, with the goal of achieving positive cash flow from a position of strength supported by a robust ecosystem of solutions.

Management reminds the investor base that shareholders’ positive encouragement and general sharing of company accomplishments is highly revered by Company team members and community. We encourage positive communication and sharing and are grateful for your support.

The aforementioned actions are necessary for the Company’s continued growth, product development and market penetration with the ultimate objective of becoming the dominant supplier of #proptech solutions in alignment with our stated predictions regarding the 4th Industrial Revolution.

Sincerely,

Steve Reinharz

Founder & CEO

Artificial Intelligence Technology Solutions, Inc.

Steve.Reinharz@AITX.AI

949-636-7060

Artificial Intelligence Technology Solutions Inc.

info@aitx.ai ● www.aitx.ai ● 10800 Galaxie Avenue, Ferndale, Michigan 48220